Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Second Quarter 2025 Financial Results
•Phase 2b NAVIGATE clinical trial evaluating CD388 for the prevention of seasonal influenza met primary and all secondary efficacy endpoints for all dose groups
•End of Phase 2 meeting request submitted to the U.S. Food and Drug Administration (FDA)
•Closed upsized public offering for gross proceeds of $402.5 million; significantly strengthened balance sheet to conduct planned Phase 3 program for CD388
•Added to Russell 2000® and Russell 3000® Indexes
•Conference call and webcast today at 5:00 PM Eastern Time
SAN DIEGO, August 7, 2025 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company or Cidara), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) therapeutics, today reported financial results for the second quarter ended June 30, 2025, and provided recent business updates.
“The highly compelling results of our Phase 2b NAVIGATE trial for CD388 and subsequent financing puts us in a position of strength to execute on our Phase 3 plan to examine the potential of CD388, a non-vaccine solution, to provide single-dose per season, universal protection against influenza in individuals at greatest risk from influenza,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Our planned Phase 3 development program focuses initially on individuals with compromised immune systems or those at a heightened risk of severe illness due to underlying health conditions. We have submitted an End-of-Phase 2 meeting request to the FDA to discuss our planned Phase 3 study design and start timing.”
Recent and Expected Corporate Highlights
•Phase 2b NAVIGATE trial evaluating CD388 for the prevention of seasonal influenza generated positive top-line results in June 2025. The study met its primary and all secondary efficacy endpoints for all dose groups. Single doses of 450mg, 300mg and 150mg of CD388 conferred 76.1%, 61.3% and 57.7% protection, respectively, from symptomatic influenza over 24 weeks compared to placebo. The placebo attack rate was 2.8% for the primary endpoint, and a clear dose response for efficacy was observed. CD388 was well-tolerated with no safety signals observed, and there were no meaningful changes in safety across the dose groups and placebo. Loss to follow-up rates were low and similar in all arms. Full primary analysis details from the Phase 2b NAVIGATE trial are expected to be submitted to upcoming scientific conferences in 2025.
•End of Phase 2 meeting request submitted to the FDA in June 2025. Based on the robust data from the Phase 2b NAVIGATE trial, Cidara has submitted an End of Phase 2 meeting request to the FDA to review the data and discuss the details of a proposed Phase 3 study focusing on large populations with the highest unmet need, which includes high-risk/co-morbid and immune-compromised patients. We plan to initiate the Phase 3 study no later than in the spring of 2026 during the Southern Hemisphere influenza season, subject to FDA consultation on our study design.

•Closed an upsized public offering for gross proceeds of $402.5 million in June 2025. Cidara closed an underwritten public offering of 9,147,727 shares of its common stock, including the exercise in full by the underwriters of their option to purchase an additional 1,193,181 shares, at a price to the public of $44.00 per share. The gross proceeds to Cidara from the offering, before deducting underwriting discounts and commissions and offering expenses, were $402.5 million.
•Company announces inclusion in the Russell 2000® and Russell 3000® Indexes in June 2025. In June 2025, Cidara was added to the Russell 2000® and Russell 3000® Indexes, further enhancing the Company’s visibility with the institutional investment community.
•Hosted virtual research and development (R&D) Day to discuss CD388 as a potential universal, once-per-flu season preventative of seasonal and pandemic influenza in May 2025. The event featured key opinion leaders Fred Hayden, MD, FACP (University of Virginia School of Medicine) and Rick Bright, PhD (Pandemic Prevention Institute, The Rockefeller Foundation), who joined company management to discuss CD388.
Second Quarter 2025 Financial Results
•Cash, cash equivalents and restricted cash totaled $516.9 million as of June 30, 2025, compared with $196.2 million as of December 31, 2024.
•Collaboration revenue was zero for the three and six months ended June 30, 2025, compared to $0.3 million and $1.3 million for the same periods in 2024, respectively. Collaboration revenue related to R&D and clinical supply services provided to J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen), under our license and collaboration agreement with Janssen (the Janssen Collaboration Agreement) which was terminated upon the effectiveness of our license and technology transfer agreement with Janssen (the Janssen License Agreement) on April 24, 2024.
•Acquired in-process research and development (IPR&D) expenses were zero for the three and six months ended June 30, 2025, compared to $84.9 million for the same periods in 2024. Acquired IPR&D related to an upfront payment of $85.0 million paid to Janssen under the Janssen License Agreement on April 24, 2024, plus $0.4 million in direct transaction costs, offset by a gain of $0.5 million to settle the preexisting Janssen Collaboration Agreement relationship.
•R&D expenses were $24.8 million and $49.4 million for the three and six months ended June 30, 2025, respectively, compared to $6.7 million and $12.6 million for the same periods in 2024, respectively. The increase in R&D expenses is primarily due to higher expenses associated with our CD388 Phase 2b NAVIGATE study as well as CD388 development costs relating to our planned Phase 3 study, offset by lower nonclinical expenses associated with our Cloudbreak platform.
•General and administrative (G&A) expenses were $6.5 million and $12.7 million for the three and six months ended June 30, 2025, respectively, compared to $4.7 million and $8.3 million for the same periods in 2024, respectively. The increase in G&A expenses is primarily due to higher personnel costs relating to stock-based compensation, offset by lower audit fees and legal costs.
•During the three and six months ended June 30, 2025, the Company determined that accrued indirect taxes relating to shipments of our former rezafungin assets totaling $3.9 million and $9.4 million, respectively, were not due and payable upon voluntary disclosure and full compliance in certain jurisdictions and the associated liabilities and operating expenses were reversed as part of continuing operations. No indirect tax reversals were recorded during the same periods in 2024.

•Income from discontinued operations for the three and six months ended June 30, 2025 was zero, compared to $3.0 million and $0.9 million for the same periods in 2024, respectively. On April 24, 2024, the Company entered into an asset purchase agreement with Napp Pharmaceutical Group Limited (Napp), an affiliate of Mundipharma Medical Company, pursuant to which all rezafungin assets and related contracts were sold to Napp. All conditions of the sale were completed on April 24, 2024, and the financial results of rezafungin have been reported separately as discontinued operations.
•Net loss for the three and six months ended June 30, 2025 was $25.7 million and $49.2 million, respectively, compared to a net loss of $91.2 million and $101.5 million for the same periods in 2024, respectively.
Second Quarter 2025 Conference Call and Webcast Details
Cidara Therapeutics management will host a conference call and webcast beginning at 5:00 pm ET / 2:00 pm PT today, August 7, 2025. A live webcast may be accessed here. The conference call can be accessed by dialing toll-free (844) 825-9789 or (412) 317-5180 (international). The passcode for the conference call is 10200740.
A replay of the webcast will be archived on www.cidara.com for one year under the “Events & Presentations” tab in the Investors section of the company’s website.
About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel DFCs comprising targeted small molecules or peptides coupled to a proprietary human antibody fragment. Cidara’s lead DFC candidate, CD388, is a long-acting antiviral designed to achieve universal prevention of seasonal and pandemic influenza with a single dose by directly inhibiting viral proliferation. In June 2023, CD388 was granted Fast Track Designation by the FDA. Cidara announced positive top-line results from its Phase 2b NAVIGATE trial in June 2025. Additional DFCs have been developed for oncology and in July 2024 Cidara received investigational new drug application clearance for CBO421 which is intended to target CD73 in solid tumors. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “intends,” “believes,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the potential benefits of and future plans for CD388, a planned Phase 3 trial of CD388, the strength and impact of the Phase 2b NAVIGATE trial results and Cidara’s subsequent financing, and the expected timing for presenting full primary analysis details from the Phase 2b NAVIGATE trial. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s clinical trials and other risks related to clinical development, the results of Cidara’s End-of-Phase 2 meeting with the FDA, delays in action by regulatory authorities, other obstacles associated with the enrollment of patients or other aspects of CD388 or other DFC development, having to use cash in ways other than as expected and other risks and uncertainties associated with Cidara’s business in general. These and other risks are identified under the caption “Risk Factors” in Cidara’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 and other filings subsequently made with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Michael Fitzhugh
LifeSci Communications
(628) 234-3889
mfitzhugh@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues:
Collaboration revenue	$—	$302	$—	$1,275
Total revenues	—	302	—	1,275
Operating expenses:
Acquired in-process research and development	—	84,883	—	84,883
Research and development	24,817	6,657	49,417	12,576
General and administrative	6,502	4,746	12,681	8,342
Reversal due to settlement of indirect tax liabilities	(3,935)	—	(9,445)	—
Total operating expenses	27,384	96,286	52,653	105,801
Loss from operations	(27,384)	(95,984)	(52,653)	(104,526)
Other income (expense), net:
Other expense, net	—	—	(110)	—
Interest income, net	1,666	1,774	3,565	2,139
Total other income, net	1,666	1,774	3,455	2,139
Net loss from continuing operations	(25,718)	(94,210)	(49,198)	(102,387)
Income from discontinued operations (including loss on disposal of discontinued operations of $1,799 during the three and six months ended June 30, 2024), net of income taxes	—	3,001	—	852
Net loss and comprehensive loss	$(25,718)	$(91,209)	$(49,198)	$(101,535)

Basic and diluted net loss per common share from continuing operations	$(1.65)	$(20.65)	$(3.31)	$(22.50)
Basic and diluted net earnings per common share from discontinued operations	—	0.66	—	0.19
Basic and diluted net loss per common share	$(1.65)	$(19.99)	$(3.31)	$(22.31)

Shares used to compute basic and diluted net loss per common share	15,547,403	4,563,772	14,866,349	4,550,774

Condensed Consolidated Balance Sheet Data

	June 30, 2025	December 31, 2024
(In thousands)	(unaudited)
Cash, cash equivalents and restricted cash	$516,913	$196,177
Total assets	534,327	214,796
Total liabilities	33,154	51,488
Total stockholders’ equity	501,173	163,308